UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section13 or15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported event): March 9, 2011

iVoice, Inc.
(Exact name of registrant as specified in its chapter)

New Jersey	000-29341	51-0471976
(State of organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

750 Highway 34, Matawan, NJ	07747
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:     (732) 441-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.

On March 9, 2011, iVoice, Inc. (“iVoice”) entered into an Agreement and Plan of Merger (the “Agreement”) with Hydra Fuel Cell Corporation (“Hydra”).  Hydra is a wholly owned subsidiary of American Security Resources Corporation.   Under the terms of the Agreement, Hydra will merge into iVoice with iVoice being the surviving company.  All of the common stock of Hydra will be exchange for 1 million shares of iVoice Series A Preferred Stock with each such share having super-voting rights equal to 10,000 votes for every one vote granted to iVoice Class A Common Stock and each such share being convertible, at the holder's option, into 153.5 shares of Class A Common Stock.  Based upon the present number of iVoice Class A Common Stock shares outstanding, the Hydra shareholders will hold 61.48% of the voting shares of iVoice.

The closing for this contemplated transaction is expected upon:  (i) completion of due diligence, (ii) certain specific conditions as set forth in the Agreement and the approval of this transaction by the Hydra and iVoice shareholders.  iVoice will prepare and file with the Securities and Exchange Commission an Information Statement on Schedule 14C.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

10.1	Agreement and Plan of Merger by and between iVoice, Inc. and Hydra Fuel Cell Corporation dated March 9, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iVoice, Inc

Date: March 10, 2011	By:	/s/ Jerome R. Mahoney
Jerome R. Mahoney
President, Secretary and Chief Executive Officer

INDEX OF EXHIBITS

10.1	Agreement and Plan of Merger by and between iVoice, Inc. and Hydra Fuel Cell Corporation dated March 9, 2011.